Exhibit 10.4

2009 LTI Employee Grant Form

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

[Date]

[Name]

Re:	Syniverse Holdings, Inc.

Grant of Non-Qualified Stock Option

Dear                     (the “Optionee”):

Syniverse Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s Amended and Restated 2006 Long-Term Equity Incentive Plan (the “Plan”), the Company has granted to you the option described below (the “Option”) to acquire shares of Common Stock, subject to the terms and conditions set forth in this Agreement (the “Agreement”).

Number of Option Shares:

Date of Grant:		, 2009

Exercise Price per Option Share:	$

Vesting Dates of Option Shares:		, 2010	(33 1/3%)

		, 2011	(33 1/3%)

		, 2012	(33 1/3%)

Expiration Date of All Option Shares:		, 2016

The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Any capitalized terms used herein and not defined herein have the meaning set forth in the Plan.

1. Option.

(a) Term. Subject to the terms and conditions set forth herein, the Company hereby grants to Optionee an Option to purchase the Option Shares at the exercise price per Option Share set forth above in the introductory paragraph of this Agreement (the “Exercise Price”), payable upon exercise as set forth in Section 1(b) below. The Option shall expire at the close of business on the date set forth above in the introductory paragraph of this Agreement (the “Expiration Date”), which is the seventh (7th) anniversary of the date of grant set forth above in the introductory paragraph of this Agreement (the “Grant Date”), subject to earlier expiration as provided under the Plan should Optionee’s employment with the Company terminate. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided under the Plan. For purposes of this Agreement, “Option Shares” mean: (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock.

(b) Payment of Option Price. Subject to Section 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price shall be made as provided under the Plan.

2. Exercisability/Vesting and Expiration.

(a) Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested. The Option shall vest as indicated by the vesting dates of Option Shares set forth in the introductory paragraph of this Agreement; provided, however, that, except as provided in Section 2(d) herein, such Option Shares shall vest if and only if Optionee has been continuously employed by the Company or a Subsidiary from the date of this Agreement through and including such dates set forth above. The number of Option Shares with respect to which Optionee’s Option may be exercised shall not increase once Optionee ceases employment with the Company or a Subsidiary.

(b) Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.

(c) Effect on Vesting and Expiration of Employment Termination. Notwithstanding Sections 2(a) and (b) above, the special vesting and expiration rules set forth in the Plan shall apply if Optionee’s employment with the Company terminates prior to the Option becoming fully vested and/or prior to the Expiration Date.

(d) Termination of Employment Following a Change in Control. Notwithstanding anything herein to the contrary, if Optionee’s employment is terminated without Cause or Optionee resigns for Good Reason within one year after the effective date of a Change in Control, then the outstanding Option shall become fully vested and exercisable.

3. Procedure for Exercise. Optionee may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time and from time to time prior to the Expiration Date, subject to earlier expiration as provided under the Plan should Optionee’s employment with the Company terminate, in accordance with Company policies and procedures. The Option may not be exercised for a fraction of an Option Share.

4. Withholding of Taxes. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. Unless otherwise determined by the Committee, Optionee may elect to satisfy such withholding requirement, in whole or in part, by having the Company withhold from the Option shares of Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.

5. Transferability of Option. Optionee may transfer the Option granted hereunder only by will or the laws of descent and distribution or to any of Optionee’s Family Members by gift or a qualified domestic relations order as defined by the Code. Unless the context requires otherwise, references herein to Optionee are deemed to include any permitted transferee under this Section 5. The Option may be exercised only by Optionee; by Optionee’s Family Member if such person has acquired the Option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or representative of any of the foregoing.

6. Confidentiality, Inventions, Noncompetition and Nonsolicitation.

(a) Obligation to Maintain Confidentiality. Optionee acknowledges that the confidential or proprietary information and data (including trade secrets) of the Company or any of its Subsidiaries obtained by Optionee while employed by or in the service of the Company or any of their respective Subsidiaries (including, without limitation, prior to the date of this Agreement) (“Confidential Information”) are the property of the Company or such Subsidiaries, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Optionee becomes aware during the period of Optionee’s employment or service. Therefore, Optionee agrees that he or she will not disclose to any unauthorized person, group or entity or use for Optionee’s own account any Confidential Information without the Company’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Optionee’s acts or omissions to act, (ii) was known to Optionee prior to Optionee’s employment or service with the Company or any of its Subsidiaries and Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order. Optionee shall use reasonable best efforts to deliver to the Company on the date of his or her termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which Optionee may then possess or have under his or her control, but excluding financial information of the Company relating to Optionee’s ownership of Option Shares, which information will nonetheless continue to constitute Confidential Information.

(b) Ownership of Property. Optionee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that were or are conceived, developed, contributed to, made, or reduced to practice by Optionee (either solely or jointly with others) while employed by or in the service of the Company or any of its Subsidiaries or Affiliates (including, without limitation, prior to the date of this Agreement) (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such Subsidiary or Affiliate and Optionee hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Optionee in the course of Optionee’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Optionee hereby assigns and agrees to assign to the Company or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Optionee shall as promptly as practicable under the circumstances disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after Optionee’s employment with or service to the Company and its Subsidiaries) to establish and confirm the Company’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Optionee understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of Optionee’s employment with or service to the Company and its Subsidiaries and thereafter, and without in any way limiting the provisions of Section 6(a) above, Optionee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or its Subsidiaries and Affiliates) or use, except in connection with Optionee’s work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by the Company in writing or unless and to the extent that the Third Party Information, (i) becomes generally known to and available for use by the public other than as a result of Optionee’s acts or omissions to act, (ii) was known to Optionee prior to Optionee’s employment with or service to the Company or any of its Subsidiaries and Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order.

(d) Use of Information of Prior Employers. During Optionee’s employment or service, Optionee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Optionee has an obligation of confidentiality, and will not bring onto the premises of the Company, its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Optionee has an obligation of confidentiality unless consented to in writing by the former employer or person. Optionee will use in the performance of Optionee’s duties only information which is (i)(x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company, its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Optionee has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e) Noncompetition and Nonsolicitation. Optionee acknowledges that in the course of Optionee’s employment Optionee will become familiar with the Company’s or its Subsidiaries’ trade secrets and with other confidential information concerning the Company or its Subsidiaries and that Optionee’s services will be of special, unique and extraordinary value to the Company or its Subsidiaries. Therefore, Optionee agrees that:

(i) Noncompetition. While employed by the Company or its Subsidiaries, and for a period of time following employment, as described below (the “Noncompete Period”), Optionee shall not, anywhere in the world where the Company or its Subsidiaries conduct or actively propose to conduct business during Optionee’s employment, directly or indirectly own, manage, control, participate in, consult with, be employed by or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries prior to Optionee’s termination of employment with the Company; provided, however, that Optionee may own up to

2% of any class of an issuer’s publicly traded securities. Nothing in this Section 6(e) (i) confers upon Optionee any right to receive severance of obligates the Company to pay any severance to Optionee in connection with his or her termination of employment for any reason.

(A) Termination without Cause. In the event of the Company’s termination of Optionee’s employment without Cause, the Noncompete Period shall be a period of up to one year following such termination, as determined by the Company in its sole discretion at the time of termination of employment. Commencing on the date of such termination of employment without Cause and continuing for the duration of the designated Noncompete Period, if any, the Company shall pay Optionee for each full month of the Noncompete Period an aggregate amount equal to  1/12th of Grantee’s annual base salary in effect as of the date of termination, payable in equal installments on the Company’s regular salary payment dates. The Company may determine not to impose a Noncompete Period, in which case no payments shall be required under this paragraph (A). Payment of any amounts to Optionee pursuant to this provision shall be reduced or offset by any severance paid or payable by the Company to Optionee following termination of employment pursuant to any other agreement Optionee may have with the Company.

(B) Termination for any Other Reason. In the event of the termination of Optionee’s employment by Optionee for any reason, or by the Company other than as provided in paragraph (A) above, the Noncompete Period shall be a period of one year following such termination. In the event of such termination of employment, the Company shall not make any payments to Optionee during such Noncompete Period.

(ii) Nonsolicitation. During the Noncompete Period, Optionee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, and (ii) hire any person who was an employee of the Company or its Subsidiaries within 180 days prior to the time such employee was hired by Optionee, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its Subsidiaries or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or its Subsidiaries and with which the Company, its Subsidiaries or Affiliates has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business by the Company, its Subsidiaries or Affiliates in the two-year period immediately preceding Optionee’s termination of employment with the Company.

(iii) Enforcement. If, at the time of enforcement of Section 6(e)(i) or (ii), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Optionee agrees that because his or her services are unique and Optionee has access to confidential information, money damages would be an inadequate remedy for any breach of Section 6. Optionee agrees that the Company, its Subsidiaries and Affiliates, in the event of a breach or threatened breach of this Section 6, may seek injunctive or other equitable relief in addition to any other remedy available to them in a court of competent jurisdiction without posting bond or other security.

(f) Acknowledgments. Optionee acknowledges that the provisions of this Section 6 are (i) in addition to, and not in limitation of, any obligation of Optionee’s under the terms of any employment agreement with the Company or a Subsidiary, (ii) in consideration of employment with the Company or its Subsidiaries, (iii) the issuance of the Option by the Company and (iv) additional good and valuable consideration as set forth in this Agreement. In addition, Optionee agrees and acknowledges that the restrictions contained in Section 6 do not preclude Optionee from earning a livelihood, nor do they unreasonably impose limitations on Optionee’s ability to earn a living. In addition, Optionee acknowledges (i) that the business of the Company or its Subsidiaries will be international in scope and without geographical limitation, (ii) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries, or any of their respective executives or employees (including the Optionee), it is expected that the Company or its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the world, and (iii) as part of Optionee’s responsibilities, Optionee will be traveling and conducting business throughout the world in furtherance of the Company’s business and its relationships. Optionee agrees and acknowledges that the potential harm to the Company or its Subsidiaries of the non-enforcement of this Section 6 outweighs any potential harm to Optionee of its enforcement by injunction or otherwise. Optionee acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Optionee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, its Subsidiaries and Affiliates now existing or to be developed in the future. Optionee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7. Remedies. The parties hereto shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in their sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

8. Conformity with Plan. The Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Optionee acknowledges his or her receipt of this Agreement and the Plan and agrees to be bound by all of the terms of this Agreement and the Plan.

9. Limitation of Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Optionee’s employment at any time (with or without Cause), nor confer upon Optionee any right to continue as an employee of the Company or a

Subsidiary for any period of time, or to continue Optionee’s present (or any other) rate of compensation or level of responsibility. Nothing in this Agreement shall confer upon Optionee any right to be selected again as a Plan participant.

10. Amendment of Option. The terms of the Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of the Option); provided that no such amendment shall adversely affect in a material manner any of Optionee’s rights under the award without Optionee’s written consent.

11. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

14. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

16. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to Optionee at the address then currently on file with the Company, or at any other address provided by Optionee in a written notice to the Company and to the Company at Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647-1765, Attn: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

17. Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between Optionee and the Company, and supersede all other agreements, whether written or oral, with respect to Optionee’s acquisition of the Option Shares.

*        *        *        *        *

Signature Page to Stock Option Award Agreement

Please execute the extra copy of this Agreement in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

SYNIVERSE HOLDINGS, INC

By:
Name:
Title:	Chief Executive Officer and President

Enclosures:	Extra copy of this Agreement Copy of the Plan Prospectus Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

OPTIONEE

Dated as of:                     , 2009